Exhibit 99.1

Contacts:
Cytokinetics, Incorporated	Burns McClellan, Inc.
Robert I. Blum	Clay Kramer (investors)
EVP, Corporate Development and Commercial Operations & CBO	Justin Jackson (media)
(650) 624-3000	(212) 213-0006
For immediate release
CYTOKINETICS ANNOUNCES CLINICAL AND NON-CLINICAL RESULTS
FOR ISPINESIB AT THE 2005 ANNUAL AACR-NCI-EORTC MEETING
Data from Two Phase Ib Combination Trials Presented
South San Francisco, CA, November 17, 2005 – Cytokinetics, Incorporated (Nasdaq: CYTK) announced today that data from Phase Ib combination clinical trials and non-clinical studies of ispinesib (SB-715992) were presented at the 2005 AACR-NCI-EORTC International Meeting in Philadelphia, Pennsylvania. The two clinical poster presentations highlighted data from two Phase Ib combination trials, one evaluating ispinesib in combination with capecitabine and the other evaluating ispinesib in combination with docetaxel. The Phase Ib combination clinical trials were designed to assess the safety, tolerability and pharmacokinetics of ispinesib in combination with the standard chemotherapeutics, and to determine the optimally tolerated regimen of ispinesib in combination with each of the two drugs. In addition, four poster presentations describing the further non-clinical characterization of ispinesib, including data relating to resistance mechanisms, pharmacodynamic markers, potential therapeutic index and suitability for combination with cisplatin, will also be presented. .
One clinical trial presentation entitled, “Phase I Study of Ispinesib in Combination with Docetaxel in Patients with Advanced Solid Tumors,” contained data from the clinical trial that demonstrated that the combination of ispinesib with docetaxel has an acceptable tolerability profile on a once every 21 day schedule. The dose limiting toxicity in this combination regimen was prolonged (> 5 days) Grade 4 neutropenia. Other common toxicities were observed including neutropenia, infection, anemia, pain, nausea, fatigue, diarrhea and alopecia. The optimally tolerated regimen (OTR) was defined as 10 mg/m2 of ispinesib and 60 mg/m2 of docetaxel, each administered once every 21 days. In addition, plasma concentrations of both ispinesib and docetaxel were consistent with those previously reported when each drug was given as a monotherapy, suggesting no pharmacokinetic interaction between the two agents. In this trial, a total of 13 patients (out of 24) had a response of stable disease by RECIST criteria (duration 2.25-7.5 months). Two prostate cancer patients had a best response of confirmed PSA partial response (>50% reduction in baseline PSA at least four weeks later) as determined by the investigator.
The other clinical trial presentation entitled, “Phase I Study of Ispinesib in Combination with Capecitabine in Patients with Advanced Solid Tumors,” contained data arising from the ongoing clinical trial that demonstrated that the combination of ispinesib and capecitabine appears to have an acceptable tolerability profile on the study’s treatment schedule. One case of dose limiting toxicity of prolonged (> 5 days) Grade 4 neutropenia has been identified to date. Other common toxicities that have been observed include leukopenia, infections, anorexia and fatigue. The OTR in this study has yet to be defined, however, in the cohorts evaluated thus far, ispinesib plasma concentrations do not appear to be effected by the presence of capecitabine. In this clinical trial, a total of 8 patients out of 16 have had a best response of stable disease by RECIST criteria (duration 2-6.5 months).
“We believe these combination trials suggest that ispinesib has an acceptable tolerability and no pharmacokinetic interaction when used with either of these two common chemotherapeutic agents in patients suffering from advanced solid tumors,” stated Dr. Andrew A. Wolff, Cytokinetics’ Senior Vice President of Clinical Research and Development and Chief Medical Officer. “These data are encouraging about possibilities for ispinesib in combination with other commonly used anti-cancer drugs and may guide future clinical trial design for ispinesib.”

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Cytokinetics AACR-NCI-EORTC Poster Summary Announcement

In addition, results from non-clinical studies involving ispinesib were presented as follows:
•	“A Resistance Mechanism for the KSP Inhibitor Ispinesib Implicates Point Mutations in the Compound Binding Site.” This presentation described a specific genetic mutation in the development of an acquired cellular resistance to the inhibition of Kinesin Spindle Protein (KSP). The implication of this finding in humans is uncertain as initial investigations in human subjects suggest that such germline polymorphisms may not be a prevalent resistance mechanism in humans.

•	“Mitotic Arrest in Tumors as a Pharmacodynamic Marker for Inhibition of the Mitotic Kinesin KSP by Ispinesib, a Novel KSP Inhibitor.” This presentation revealed that ispinesib induced dose-dependent accumulation of mitotic cells at doses sufficient to suppress tumor growth in mice. These findings suggest that analysis of pharmacodynamic markers of mitotic arrest in patient biopsies by flow cytometry may prove useful as a rapid and quantitative method of demonstrating the biological activity of KSP inhibitors in clinical studies.

•	“Relationship Between the Antitumor Activity of Ispinesib, a Novel KSP Inhibitor, and Neutropenia in a Human Xenograft Model.” This presentation characterized the induction of neutropenia with ispinesib in correlation with the observed anti-tumor activity in mice revealing that tumor regression and increases in life span were achieved at doses of ispinesib that did not induce severe neutropenia. These findings suggest that a more clinically relevant endpoint of toxicity in mouse efficacy models may improve their utility in preclinical evaluation.

•	“Cisplatin Enhances the Activity of Ispinesib, a Novel KSP Inhibitor, Against Murine P388 Lymphocytic Leukemia.” This presentation highlighted enhanced activity of ispinesib in combination with cisplatin in mouse tumor models and demonstrated that the order of administration influenced effectiveness. The data suggest that inducing DNA damage in vivo makes tumor cells more sensitive to the effects of ispinesib.
About Ispinesib
Ispinesib is a novel small molecule inhibitor of Kinesin Spindle Protein (KSP), a mitotic kinesin protein essential for proper cell division. Ispinesib is the first drug candidate in clinical development that has arisen from a broad strategic collaboration between Cytokinetics and GlaxoSmithKline (GSK) to discover, develop and commercialize novel small molecule therapeutics targeting human mitotic kinesins for applications in the treatment of cancer and other diseases. GSK is conducting a broad clinical trials program for ispinesib designed to study the drug candidate in multiple tumor types, combination regimens and dosing schedules. GSK is currently evaluating ispinesib in three Phase II studies being conducted in patients with each of non-small cell lung, ovarian and breast cancers and three Phase Ib clinical trials designed to evaluate ispinesib in combination with each of docetaxel, carboplatin and capecitabine. Interim data from the ongoing breast cancer clinical trial and the platinum-refractory treatment arm of the non-small cell lung cancer clinical trial were announced recently. In the Phase II clinical trial enrolling patients with advanced breast cancer, the best overall responses observed with ispinesib administered as monotherapy have been partial responses in three of thirty-three evaluable patients to date. Interim data from this ongoing breast cancer trial will be presented on December 8, 2005 at the San Antonio Breast Cancer Symposium in San Antonio, Texas. In the platinum-refractory treatment arm of a Phase II clinical trial enrolling patients with non-small cell lung cancer, the best overall response observed with ispinesib administered as monotherapy has been disease stabilization in 25% (N=20) of patients with a median time to progression (TTP) of 12 weeks (overall median TTP was six weeks). In addition to the ongoing studies being conducted by GSK, the National Cancer Institute (NCI) continues to enroll patients in five other Phase II clinical trials evaluating ispinesib in other tumor types, including melanoma, head and neck, hepatocellular, colorectal and prostate cancers. In addition, the NCI plans to conduct one additional Phase II clinical trial in patients with renal cell carcinoma. The NCI is also conducting two other Phase I clinical trials evaluating an alternative schedule of ispinesib in leukemia and advanced solid tumors.
About Cytokinetics
Cytokinetics is a leading biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule drugs that specifically target the cytoskeleton. The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Cytokinetics’ focus on the cytoskeleton enables it to develop novel and potentially safer and more effective classes of drugs directed at treatments for cancer,

Cytokinetics AACR-NCI-EORTC Poster Summary Announcement

cardiovascular disease and other diseases. Cytokinetics has developed a cell biology driven approach and proprietary technologies to evaluate the function of many interacting proteins in the complex environment of the intact human cell. Cytokinetics employs the PUMA™ system and Cytometrix™ technologies to enable early identification and automated prioritization of compounds that are highly selective for their intended protein targets without other cellular effects, and may therefore be less likely to give rise to clinical side effects. Cytokinetics and GlaxoSmithKline have entered into a strategic alliance to discover, develop and commercialize small molecule therapeutics targeting human mitotic kinesins for applications in the treatment of cancer and other diseases. GlaxoSmithKline is conducting Phase II and Phase Ib clinical trials for ispinesib (SB-715992) and a Phase I clinical trial for SB-743921, each a drug candidate that has emerged from the strategic alliance. Cytokinetics’ heart failure program is the second program to leverage the company’s expertise in cytoskeletal pharmacology. Cytokinetics recently initiated a Phase I human clinical trial with CK-1827452, a novel small molecule cardiac myosin activator, for the treatment of heart failure. Additional information about Cytokinetics can be obtained at www.cytokinetics.com.
This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, statements relating to the expected timing, scope and results of our and our partners’ clinical development and research programs, including, Company milestones for 2005, initiation of clinical trials, statements regarding the implications and suggestions for future application based on the results of non-clinical studies, statements regarding future presentation of data from clinical trials and statements regarding the potential benefits of our drug candidates and potential drug candidates and the enabling capabilities of our proprietary technologies. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of Cytokinetics’ drug candidates that could slow or prevent clinical development, product approval or market acceptance (including the risks relating to uncertainty of patent protection for Cytokinetics’ intellectual property or trade secrets, Cytokinetics’ ability to obtain additional financing if necessary and unanticipated research and development and other costs) and the risks and uncertainties associated with results from completed non-clinical studies as indicators of activity in clinical trials. For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.
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